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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statements Nos. 333-65102 and 333-65102-01 (collectively, the "Registration Statement") of Cox Communications, Inc. (the "Company") on Form S-3 of our report dated March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 133, as amended) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 9, 2003